ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated August 3, 2011

Business Development
Companies (BDCs)	ETRACS

ETRACS

Two innovative BDC Exchange Traded Notes

ETRACS BDC exchange-traded notes allow investors to capitalize on the growing Business Development Company industry through a single investment. Whether your outlook on the BDC sector ranges from neutral to extremely bullish, investors have the opportunity to benefit from quarterly income potential and the convenience of an exchange-traded security.

Name	Ticker	Level of Diversification	Current Annual Index Yield[1]	Current Annual Leveraged Yield[1]	Expected return, before fees and expenses	Coupon payment	Compounding	Maturity Date	Annual Tracking Fee accrued on a daily basis
Wells Fargo Business Development Company Index	BDCS	26 BDCs	7.69% as of April, 2011	Not applicable	1x returns of Wells Fargo Business Development Company Index	Quarterly	Not applicable	April 26, 2041	0.85%
2xLeveraged Long Wells Fargo Business Development Company Index	BDCL	26 BDCs	7.84% as of May, 2011	14.57% as of May, 2011	2x returns of Wells Fargo Business Development Company Index	Quarterly	Monthly	May 24, 2041	0.85%

Issuer Credit Rating2: UBS AG; Credit rating: Aa3 (Moody’s); A+ (S&P and Fitch); as of July 7, 2011

An investment in ETRACS ETNs involves risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement for the ETRACS ETNs.

For questions or additional information about ETRACS:

Contact us	ETRACS Investor Service Center: +1-877-ETRACS 5	Email: etracs@ubs.com
	Hours available: Monday to Friday 8:00 a.m. – 5:00 p.m. EST	Website: etracs.com

ETRACS. Innovative strategies, convenient access	+1-877-ETRACS 5	etracs@ubs.com

ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated August 3, 2011

1The Current Annual Index Yield is calculated by Wells Fargo and is determined by taking the most recently declared distribution of each of the Business Development Companies that constitute the Index (“constituent BDC”), and creating an annualized yield for each constituent BDC by (i) multiplying that number by the dividend frequency and (ii) dividing the resulting number by the current market price of the applicable constituent BDC. The Current Annual Index Yield is the sum of the products of those individual annualized yields of each constituent BDC and their relative weights in the Index. The Current Annual Leveraged Yield is derived by multiplying the Current Annual Index Yield by the leverage factor, 2, and subtracting hypothetical fees of 1.11%. The hypothetical fees include the Annual Tracking Fee of .85% and an assumed financing rate of .258%. The actual Coupon Amounts payable under the ETNs (if any) are based on the cash distributions that a hypothetical holder of Index constituents would have been entitled to receive during the relevant period, reduced by the Accrued Fees. The Accrued Fees as of any date of determination are the sum of (i) The Accrued Tracking Fee as of such date (which is based on the Annual Tracking Fee), (ii) the Accrued Financing Charge as of such date and (iii) the Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any. Because the Accrued Fees take into account the performance of the Index, as measured by the Index Factor, the absolute level of the Accrued Fees are dependant on the path taken by the Index Closing Level to arrive at its ending level. In addition, the Accrued Fees include a floating financing rate (i.e., a variable rate) rather than a fixed rate of .258%. Therefore, the assumed fees and financing charges used to calculate the Current Annual Leveraged Yield are purely hypothetical and will necessarily be different, and could be substantially different (either greater or less) than the actual fees and financing charges (i.e., the Accrued Fees) that will reduce the Coupon Amounts and ultimately determine the actual annual yield that an investor might receive under the ETNs. THE ACTUAL ANNUAL ETN YIELD THAT INVESTORS MAY RECEIVE WILL BE DIFFERENT, AND COULD BE SUBSTANTIALLY DIFFERENT (EITHER GREATER OR LESS) THAN THE CURRENT ANNUAL LEVERAGED YIELD. YOU ARE NOT GUARANTEED ANY COUPON OR DISTRIBUTION AMOUNT UNDER THE ETN.

2The issuer credit rating as of July 7, 2011 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the ETNs) and is not indicative of the market risk associated with the ETNs. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETNs other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the ETRACS ETNs.

The contact information provided is for general inquiries regarding ETRACS. Inquiries addressed to UBS, whether through phone or email, may be viewed, handled or answered by, or otherwise available to, third parties. Accordingly, confidential information should not be communicated using the contact details provided above. Personal inquiries involving customer-specific problems and/or that include confidential client information should be placed through your financial intermediary.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer Member of SIPC (http://www. sipc.org/). An investment in the ETRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs. ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect.

The ETRACS Wells Fargo Business Development Company Index and the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored or advised by Wells Fargo & Company, Wells Fargo Securities, LLC, or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo Business Development Company Index and the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to the UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third part index calculator, without regard to the ETRACS Wells Fargo Business Development Company Index or the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo Business Development Company Index, the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo Business Development Company Index or the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index.

WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX OR THE ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Wells Fargo Securities, Wells Fargo, Wells Fargo® Business Development Company Index and Wells Fargo Securities, LLC are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. Other marks may be trademarks of their respective owners. All rights reserved.

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